SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

July 31, 2006
Date of Report (Date of earliest event reported)

Schiff Nutrition International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14608	87-0563574
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2002 South 5070 West Salt Lake City, Utah		84104-4726
(Address of principal executive offices)		(Zip Code)

(801) 975-5000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Schiff Nutrition International, Inc. (the “Company”) approved fiscal 2007 base salaries for the Company’s named executive officers as follows:

Name and Title	Salary
Bruce J. Wood, President and Chief Executive Officer	$488,000
Joseph W. Baty, Executive Vice President and Chief Financial Officer	$264,000
Thomas H. Elitharp, Executive Vice President—Operations and Support Services	$230,000
Daniel A. Thomson, Executive Vice President—Business Development, General Counsel and Corporate Secretary	$213,000

The new base salaries are effective August 1, 2006.

On July 31, 2006, the Compensation Committee also approved the continued use of the Company’s annual management incentive bonus program for fiscal 2007. Participants include Company management, including the named executive officers. The specific cash bonus a participant receives is dependent on the Company’s financial performance and individual performance against pre-established performance objectives. Aggregate annual management incentive bonus program amounts for fiscal 2007 will be based on the Company’s performance against a pre-established range for “income from continuing operations before income taxes.” Individual bonus amounts will be adjusted for personal performance against certain pre-established individual performance objectives. Bonus payments may range from zero to 150% of target bonus, depending upon Company and personal performance. Target bonuses, as a percentage of base salary, for the named executive officers have been reduced for fiscal 2007 from fiscal 2006 as follows: for Mr. Wood, from 90% to 80% of base salary; for Messrs. Baty and Elitharp, from 65% to 60% of base salary; and for Mr. Thomson, from 50% to 45% of base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    SCHIFF NUTRITION INTERNATIONAL, INC.

By:	/s/ Joseph W. Baty
Name: Joseph W. Baty
Title: Executive Vice President and Chief Financial Officer
Date: August 4, 2006